Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Weyerhaeuser Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-159748 and 333-72356 on Form S-3; No. 333-86232 on Form S-4; Nos. 333-159379, 333-86114, 333-119184, and 333-140996 on Form S-8) of Weyerhaeuser Company and subsidiaries of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Weyerhaeuser Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows, and changes in equity and comprehensive income for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Weyerhaeuser Company and subsidiaries.

Our reports refer to the adoption by Weyerhaeuser Company and subsidiaries of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements (included in FASB Accounting Standards Codification Topic 810, Consolidation), which was adopted effective January 1, 2009.

/s/ KPMG LLP

Seattle, Washington

February 25, 2010